As filed with the Securities and Exchange Commission on June 6, 2014

Registration No. 333-194668

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 5
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SIGNAL GENETICS LLC

(to be converted as described herein to
a corporation named)

SIGNAL GENETICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	8071	27-4674207
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Signal Genetics LLC
667 Madison Avenue, 14th Floor
New York, New York 10065
212-486-0040

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive office)

Samuel D. Riccitelli
President and Chief Executive Officer
Signal Genetics, Inc.
667 Madison Avenue, 14th Floor
New York, New York 10065
212-486-0040

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Daniel I. Goldberg, Esq. Reed Smith LLP 599 Lexington Avenue New York, NY 10022 Telephone: (212) 521-5400 Facsimile: (212) 521-5450	Brad L. Shiffman, Esq. Blank Rome LLP 405 Lexington Avenue New York, NY 10174 Telephone: (212) 885-5000 Facsimile: (212) 885-5001

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if smaller reporting company)	Smaller reporting company ☒

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE

Signal Genetics LLC has prepared this Amendment No. 5 to the Registration Statement (the “Registration Statement”) on Form S-1 (File No. 333-194668) solely for the purpose of filing Exhibits 3.4 and 10.24 to the Registration Statement and revising the Exhibit Index accordingly. This Amendment No. 5 does not modify any provision of the prospectus that forms a part of the Registration Statement and accordingly such prospectus has not been included herein.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all expenses to be paid by the registrant, other than estimated underwriting discounts and commissions, in connection with our public offering. All amounts shown are estimates except for the SEC registration fee, the FINRA filing fee and the NASDAQ listing fee:

SEC registration fee	$4,259
FINRA filing fee	5,459
NASDAQ listing fee	50,000
Legal fees and expenses	600,000
Accounting fees and expenses	300,000
Transfer agent and registrar’s fees and expenses	10,000
Printing and engraving expenses	100,000
Miscellaneous expenses	230,282
Total	$1,300,000

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.

Our certificate of incorporation provides for indemnification of our directors and executive officers to the maximum extent permitted by the Delaware General Corporation Law, and our bylaws provide for indemnification of our directors and executive officers to the maximum extent permitted by the Delaware General Corporation Law.

We intend to enter into indemnification agreements with each of our current directors and executive officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and executive officers.

In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us, within the meaning of the Securities Act, against certain liabilities.

Item 15. Recent Sales of Unregistered Securities.

During the last three years, we have issued unregistered securities to the persons described below. None of these transactions involved any underwriters, underwriting discounts or commissions, or any public offering. We believe that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(a)(2) thereof as a transaction not involving a public offering. The recipients both had access, through their relationship with us, to information about us.

In December 2011, we issued 1,530 Class B units, which are subject to time vesting conditions, to Dr. Van Laar, pursuant to the terms of his employment agreement with the Company.

In October 2012, we issued 22,725 Class B units, as incentive units, to Mr. Riccitelli, pursuant to the terms of his employment agreement with the Company.

Prior to the effectiveness of the registration statement, we will issue 2,457,595 Class C units (a new class of units to be designated by the Company).

We intend to convert $27,033,541 aggregate principal amount of debt into an aggregate of 2,457,595 Class C units (a new class of units to be designated by the Company), or the debt conversion, prior to the effectiveness of the registration statement. The issuance of Class C units in the debt conversion will be exempt from registration under the Securities Act by virtue of the exemption provided under Section 3(a)(9) as the exchange will be made by us with our existing security holders exclusively and no commission or other remuneration will be paid or given directly or indirectly for soliciting such exchange. The issuance of common stock will also be exempt from registration under the Securities Act by virtue of Section 4(a)(2) thereof as a transaction not involving a public offering.

Prior to the effectiveness of the registration statement, we will convert from a Delaware limited liability company into a Delaware corporation, or the corporate conversion. At the time of the corporate conversion, all of the outstanding Class A and Class C units of Signal Genetics LLC will be automatically converted into an aggregate of 2,639,413 shares of our common stock. The issuance of common stock to our members in the corporate conversion will be exempt from registration under the Securities Act by virtue of the exemption provided under Section 3(a)(9) thereof as the common stock will be exchanged by us with our existing security holders exclusively and no commission or other remuneration will be paid or given directly or indirectly for soliciting such exchange. The issuance of common stock will also be exempt from registration under the Securities Act by virtue of Section 4(a)(2) thereof as a transaction not involving a public offering.

We also intend to issue up to 748,446 shares pursuant to restricted stock units awards to be granted immediately prior to this offering. The issuance of these securities will also be exempt from registration under the Securities Act by virtue of Section 4(a)(2) thereof as a transaction not involving a public offering or Rule 701 promulgated under Section 3(b) of the Securities Act as a transaction pursuant to a compensatory benefit plan or contract relating to compensation.

Item 16. Exhibits and Financial Statement Schedules.

The exhibits listed in the accompanying Exhibit Index are filed or incorporated by reference as part of this registration statement.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(f)	The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
(h)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
(i)	The undersigned Registrant hereby undertakes that:
(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 5 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on June 6, 2014.

SIGNAL GENETICS, INC.

By:	/s/ Samuel D. Riccitelli Name: Samuel D. Riccitelli Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Samuel D. Riccitelli Samuel D. Riccitelli	President, Chief Executive Officer and Director (Principal Executive Officer)	June 6, 2014
* Robert Johnson	Chief Financial Officer and Chief Accounting Officer (Principal Financial and Accounting Officer)	June 6, 2014
* Bennett S. LeBow	Chairman of the Board of Directors	June 6, 2014

*By:	/s/ Samuel D. Riccitelli Samuel D. Riccitelli Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
1.1*	Form of Underwriting Agreement.
3.1*	Certificate of Formation of Signal Genetics LLC.
3.2*	Amended and Restated Limited Liability Company Agreement of Signal Genetics LLC, dated as of January 1, 2011.
3.3*	First Amendment to Amended and Restated Limited Liability Company Agreement of Signal Genetics LLC, dated as of January 27, 2011.
3.4+	Form of Amended and Restated Limited Liability Company Agreement.
3.5*	Form of Certificate of Incorporation of Signal Genetics, Inc.
3.6*	Form of Bylaws of Signal Genetics, Inc.
4.1*	Specimen Common Stock Certificate.
5.1**	Opinion of Reed Smith LLP.
10.1*	Assignment of Membership Interests between LeBow Alpha LLLP and Signal Genetics LLC, dated January 1, 2011.
10.2†**	License Agreement between The Board of Trustees of the University of Arkansas on behalf of the University of Arkansas for Medical Sciences and Myeloma Health LLC, dated April 1, 2010 (the “UAMS License Agreement”).
10.2.1*	Letter Agreement between Signal Genetics LLC (f/k/a Myeloma Health, LLC), dated April 1, 2010 (as referenced in the UAMS License Agreement).
10.3*	First Amendment to License Agreement between The Board of Trustees of the University of Arkansas on behalf of the University of Arkansas for Medical Sciences and Myeloma Health LLC, dated September 1, 2010 (the “First Amendment to UAMS License Agreement”).
10.3.1*	Letter Agreement between Signal Genetics LLC (f/k/a Myeloma Health, LLC), dated February 25, 2014 (as referenced in the First Amendment to UAMS License Agreement).
10.4†*	Second Amendment to License Agreement between The Board of Trustees of the University of Arkansas on behalf of the University of Arkansas for Medical Sciences and Myeloma Health LLC, dated September 14, 2010.
10.5*	Third Amendment to License Agreement between The Board of Trustees of the University of Arkansas on behalf of the University of Arkansas for Medical Sciences and Myeloma Health LLC, dated October 2011.
10.6*	Fourth Amendment to License Agreement between The Board of Trustees of the University of Arkansas on behalf of the University of Arkansas for Medical Sciences and Myeloma Health LLC, dated December 1, 2011.
10.7†*	Reference Laboratory Services Agreement between The Board of Trustees of the University of Arkansas on behalf of the University of Arkansas for Medical Sciences’ Clinical Laboratory and Signal Genetics LLC, dated March 21, 2011.
10.8†*	Reference Laboratory Services Agreement for Research Specimens between The Board of Trustees of the University of Arkansas on behalf of the University of Arkansas for Medical Sciences’ Myeloma Institute for Research Therapy and Signal Genetics LLC, dated March 21, 2011.
10.9*	Amended and Restated Secured Demand Promissory Note between Signal Genetics LLC, Myeloma Health LLC, Respira Health LLC and CC Health LLC and LeBow Alpha LLLP, dated December 11, 2013.
10.10*	Guaranty and Security Agreement between Signal Genetics LLC, Myeloma Health LLC, Respira Health LLC and CC Health LLC and LeBow Alpha LLLP, dated November 3, 2011.
10.11**	Employment Agreement between Signal Genetics LLC and Samuel D. Riccitelli, dated October 31, 2012.
10.12*	Incentive Units Agreement between Signal Genetics LLC and Samuel D. Riccitelli, dated October 31, 2012.
10.13*	Amendment to Employment Agreement and Incentive Units Agreement between Signal Genetics LLC and Samuel D. Riccitelli, dated October 9, 2013.

Exhibit Number	Description of Exhibit
10.14*	Form of Indemnification Agreement between Signal Genetics, Inc. and each of its directors and executive officers.
10.15**	Form of 2014 Stock Incentive Plan.
10.16**	Form of Exchange Agreement.
10.17**	Form of Amended and Restated Employment Agreement between Signal Genetics, Inc. and Samuel D. Riccitelli.
10.18**	Form of Restricted Stock Unit Agreement between Signal Genetics, Inc. and Samuel D. Riccitelli.
10.19**	Letter Agreement between The Board of Trustees of the University of Arkansas on behalf of the University of Arkansas for Medical Sciences and Signal Genetics, Inc., dated March 18, 2014.
10.20**	UAMS Bioventures Lease Agreement, dated March 31, 2014, by and between The Board of Trustees of the University of Arkansas for Medical Sciences and Myeloma Health LLC.
10.21***	Employment Agreement between Signal Genetics, Inc. and Robert Johnson, dated May 12, 2014.
10.22***	Agreement for Termination of Lease and Voluntary Surrender of Premises, dated March 14, 2014, by and between ARE-Acquisitions, LLC and Signal Genetics LLC.
10.23****	Letter Agreement between The Board of Trustees of the University of Arkansas on behalf of the University of Arkansas for Medical Sciences and Signal Genetics, Inc., dated May 16, 2014.
10.24+	Form of Representative’s Warrant.
21.1*	Subsidiaries of Signal Genetics, Inc.
23.1ˆ	Consent of BDO USA, LLP.
23.2*	Consent of Reed Smith LLP (See Exhibit 5.1 above).
24.1*	Power of Attorney (Included in the signature page of this Registration Statement).
99.1*	Consent of director appointee to serve on board of directors (David A. Gonyer, R. Ph.).
99.2*	Consent of director appointee to serve on board of directors (Douglas A. Schuling).
99.3*	Consent of director appointee to serve on board of directors (Robin L. Smith, M.D.).

†	Confidential treatment requested as to portions of the exhibit. Confidential materials omitted and filed separately with the Securities and Exchange Commission.
*	Previously filed as an exhibit to the Form S-1 filed on March 19, 2014.
**	Previously filed as an exhibit to the Form S-1/A filed on April 9, 2014.
***	Previously filed as an exhibit to the Form S-1/A filed on May 15, 2014.
****	Previously filed as an exhibit to the Form S-1/A filed on May 27, 2014.
ˆ	Previously filed as an exhibit to the Form S-1 filed on March 19, 2014 and each Form S-1/A filed thereafter.
+	Filed herewith.